[PLD Letterhead]
To Executive Officers and Trustees of ProLogis
     Attached is a copy of a revised notice that has been provided to participants and beneficiaries in the ProLogis 401(k) Savings Plan (the “Plan”) relating to a “blackout period” that will be occurring under the Plan as a result of the impending closing of the merger contemplated by the Agreement and Plan of Merger dated as of January 30, 2011 by and among, ProLogis, AMB Property Company and the other parties to that agreement (“Merger Agreement”). During the blackout period, Plan participants and beneficiaries will not be able to direct or diversify investments in the ProLogis stock fund under the Plan. The attached notice provides more information regarding the reasons for the blackout period, the Plan transactions to be suspended during the blackout period, the securities subject to the blackout period and the estimated length of the blackout.
     As set forth in the original notice the “blackout period” which was expected to begin effective at 4:00 p.m. Eastern time on May 31, 2011. The revised notice has been provided to the participants in the Plan to inform them that the estimated length of the blackout period has changed and it is now expected to begin effective at 1:00 p.m. Eastern time on May 31, 2011. No change is expected with respect to the ending of the blackout period. It is still expected to end the week of June 5, 2011.
     The Sarbanes-Oxley Act of 2002 (“SOX”) and the rules adopted by the Securities and Exchange Commission (“SEC”) require that, during a plan blackout period such as the one described in the previous paragraph, the trustees and executive officers of ProLogis are prohibited from purchasing, selling or otherwise acquiring or transferring any equity securities of ProLogis (not just common shares, but also convertible debt and other securities that are considered equity securities) that were acquired in connection with your service or employment as a trustee or executive officer. This prohibition includes all equity securities of ProLogis, not just those that you hold in the Plan.
     Therefore, in order to comply with the SOX and SEC requirements, during the Plan blackout period, you are prohibited from purchasing, selling or otherwise acquiring or transferring common shares of ProLogis (or any shares received in exchange for such shares in connection with the merger transactions). The foregoing prohibition does not apply to the exchange of shares contemplated by the Merger Agreement.
     If you have any questions regarding any aspect of this notice or whether the securities you own are covered and whether any exceptions to transfer might be available, you should contact Edward S. Nekritz, ProLogis, 4545 Airport Way, Denver, CO 80239 at (303) 567-5740.

May 2011
Important notice concerning your rights under the ProLogis 401(k) Savings Plan and Trust
Dear Plan Participant:
You recently received an important notice informing you that, in connection with the transactions contemplated by an Agreement and Plan of Merger dated as of January 30, 2011, to which both ProLogis and AMB Property Corporation (and others) are parties (the “Merger Agreement”) common shares of beneficial interest of ProLogis (“Common Shares”), including shares held under the ProLogis 401(k) Savings Plan and Trust (the “Plan”), will be exchanged for shares of AMB Property Corporation.
The earlier notice informed you that, in connection with the transactions contemplated by the Merger Agreement, all transactions involving the ProLogis Stock Fund within the Plan would be temporarily “frozen” during a “blackout period” which was expected to begin effective at 4 p.m., Eastern time, on May 31, 2011.
This notice is to inform you that the estimated length of the blackout period has changed and it is now expected to begin effective at 1 p.m., Eastern time, on May 31, 2011. No change is expected with respect to the end of the blackout period. It is still expected to end the week of June 5, 2011.
What this means to you
As a result of the transactions contemplated by the Merger Agreement and the freezing of the ProLogis Stock Fund in connection with those transactions, you temporarily will be unable to engage in any transactions with respect to the ProLogis Stock Fund, including exchanges, loan requests, withdrawals, or distributions involving the ProLogis Stock Fund. This period, during which you are unable to exercise rights with respect to the ProLogis Stock Fund that are otherwise available under the Plan, is called a “blackout period.”
Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.
As noted above, the blackout period for the Plan is now expected to begin effective at 1 p.m., Eastern time, on May 31, 2011, and is expected to end the week of June 5, 2011.
During the blackout period, you will be unable to direct or diversify investments in the ProLogis Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period.
For your long-term retirement needs, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings up and down in short periods of time, than investments in diversified funds. Because it concentrates on a single stock, the ProLogis Stock Fund is considered riskier than a stock mutual fund, which is diversified. Keep in mind that diversification does not ensure a profit or protect against a loss in a declining market.
     Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of shares from your account during the blackout period.
Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of shares from your account during the blackout period.
After the transactions contemplated by the Merger Agreement, you may see changes in your number of units held and the unit price within the ProLogis Stock Fund due to the exchanges made in connection with the transactions.
You can contact Vanguard at the number below to find out whether the blackout period has begun. You will receive confirmation once the blackout period has ended and you have full access to the ProLogis Stock Fund.
Questions?
Call a Vanguard Participant Services associate at 800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.
Sincerely,
Vanguard